Schedule 1

Eagle Capital Appreciation Fund
Eagle Growth & Income Fund
Eagle Series Trust and its series Funds:
International Equity Fund
International Stock Fund
Investment Grade Bond Fund
Mid Cap Growth Fund
Mid Cap Stock Fund
Small Cap Growth Fund
Smaller Company Fund
Tax-Exempt Bond Fund

Amendment to Fund Sub-Administration Agreement